   As filed with the Securities and Exchange Commission on April 18, 2000

                                                     Registration No. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                    -----------------------------------

                      POST-EFFECTIVE AMENDMENT NO. 1
                                    TO
                      FORM S-8 REGISTRATION STATEMENT
                      UNDER THE SECURITIES ACT OF 1933

                    -----------------------------------

                        PLAYERS INTERNATIONAL, INC.
           (Exact name of Registrant as Specified in Its Charter)

                       Nevada                   95-41745832
            (State of Incorporation)  (I.R.S. Employer Identification No.)


                    -----------------------------------

                          5100 West Sahara Boulevard
                            Las Vegas, Nevada 89146
                                (702) 579-2300
            (Address Including Zip Code and Telephone Number, Including
                 Area Code, of Registrant's Principal Executive Offices)

                    -----------------------------------

                       PLAYERS INTERNATIONAL, INC.
               AMENDED AND RESTATED 1993 STOCK INCENTIVE PLAN
                           (Full Title of the Plan)

                    -----------------------------------


                         Stephen H. Brammell, Esq.
                     Senior Vice President and Secretary
                         Players International, Inc.
                          5100 West Sahara Boulevard
                            Las Vegas, Nevada 89146
                                (702) 579-2300

(Name, Address and Telephone Number, Including Area Code of Agent or Service)

                         PLAYERS INTERNATIONAL, INC.

                 TERMINATION OF REGISTRATION STATEMENT AND
                       DEREGISTRATION OF SECURITIES

      On March 22, 2000, pursuant to that certain Agreement and Plan of Merger, date as of August 19, 1999, by and among Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"), HEI Acquisition Corp. II, a Nevada corporation and a direct wholly-owned subsidiary of Harrah's ("HEI"), and Players International, Inc., a Nevada corporation (the "Company"), HEI merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. In connection with the Merger, stockholders of the Company were granted the right to receive $8.50 in cash in exchange for each issued and outstanding share of common stock of the Company, par value $0.005 per share ("Players Common Stock"), and each option to purchase a share of Players Common Stock under the Players International, Inc. Amended and Restated 1993 Stock Incentive Plan (the "Plan"), was accelerated and similarly exchanged for $8.50 in cash, less the exercise price of such option.

      Because all of the stock options which were granted under the Plan, and for which the related shares of Players Common Stock were registered on the registration statement in Form S-8, No. 33-70110 (the "Registration Statement"), have been exercised in full or have been exchanged for cash in connection with the Merger, no additional shares of Players Common Stock registered on the Registration Statement can be purchased or otherwise issued under the Plan. As a result, the Company hereby removes from registration any and all shares of the Players Common Stock that were previously registered under the Registration Statement, and hereby files this Post-Effective Amendment No. 1 to the Registration Statement to effect such removal and to terminate the Registration Statement.

                               SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrar certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-Effective Amendment No.1 to the Registration Statement on Form S-8 of Players International, Inc. to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on March 30, 2000.


                                PLAYERS INTERNATIONAL, INC.


                                By: /s/ Stephen H. Brammell
                                   ----------------------------------
                                   Name: Stephen H. Brammell
                                   Title: Senior Vice President and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No.1 to the Registration Statement on Form S-8 of Players International, Inc. has been signed as of March 30, 2000 by the following persons in the capacities indicated.



Signature                 Title                                Date
---------                 -----                                ----
/s/ Philip G. Satre
---------------------     President, Chief Executive        March 30, 2000
   Philip G. Satre        Officer and Director

/s/ Colin V. Reed
---------------------     Executive Vice President          March 30, 2000
   Colin V. Reed          Treasurer and Director
                          (Principal Accounting Officer)
